EXHIBIT 99.4

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:
Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NORTHWESTERN CORPORATION RESPONDS TO REPORT

FROM MONTANA PUBLIC POWER, INC.

SIOUX FALLS, S.D. – June 30, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today issued the following statement regarding a report that Montana Public Power, Inc. (MPPI) had approved issuance of an offer letter for the purchase of all of the outstanding stock of NorthWestern.  Montana Public Power, Inc. is reportedly a nonprofit corporation which was formed by the Montana Public Power Authority.  The Authority was reportedly formed in 2004 by the local governments of the cities of Bozeman, Great Falls, Helena, Missoula and Butte-Silver Bow city/county, Montana.

NorthWestern’s Board of Directors recently received an unsolicited informal proposal to purchase the outstanding shares of the Company by Montana Public Power, Inc.  The reported offer letter appears to contain the same terms as those proposed in the informal proposal presented to NorthWestern’s Board.

After an evaluation of MPPI’s informal proposal, with the advice of the Company’s legal counsel and its financial advisor, NorthWestern’s Board of Directors concluded that the informal proposal is not in the best interests of NorthWestern and its stockholders.

“NorthWestern has in the past three years taken steps to stabilize the Company by focusing on our electric and gas utility operations and substantially reducing our debt burden,” said Michael J. Hanson, NorthWestern President and Chief Executive Officer.  “Our improving capital structure and operating performance enables us to continue to invest in our utility infrastructure.

Our long-term commitment remains to be a reliable and affordable provider of energy services to our 617,000 customers in Montana, South Dakota and Nebraska while providing a competitive return to our shareholders.”

If a formal proposal is received, the Board will review such a proposal consistent with its fiduciary responsibilities.  The Board reserves the right to determine not to pursue a sale of the Company or to engage in any process including selling the Company subject to regulatory, stockholder and other requirements.

As a matter of policy, NorthWestern does not comment on or provide market updates as to the status of informal expression of interest or any formal proposals or offers the Company’s Board may receive from time to time or the course of discussions with any prospective buyers, nor will it comment upon any related rumors.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.   More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

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